Exhibit 99.1

Pressure BioSciences, Inc. Appoints Conrad F. Mir as Chief Financial Officer

Helped Raise Nearly $40 Million in Growth Capital Over the Past Five Years

South Easton, MA, December 5, 2012 – Pressure BioSciences, Inc. (OTCQB: PBIO) (“PBI” or the “Company”) today announced that Mr. Conrad F. Mir has joined the Company as its chief financial officer (“CFO”), effective immediately.

Mr. Mir has over twenty years experience in investment banking, financial structuring, and corporate reengineering. He has served in various executive management roles and on the Board of Directors of several companies in the biotechnology industry. Most recently, Mr. Mir was chairman and CEO of Genetic Immunity, Inc. (GI), a plasmid, DNA company in the HIV space. Prior to GI, Mr. Mir served as executive director of Advaxis, Inc., a vaccine company. During his tenure at GI and Advaxis, Mr. Mir was responsible for raising nearly $40 million in growth capital and broadening corporate reach to new investors and current shareholders.

“I look forward to being a part of the management team at Pressure BioSciences,” said Mr. Mir. “It is my intent to help develop and implement a sustainable fiscal road map that can increase shareholder value by supporting continued growth, particularly in the marketing and sales area. I am grateful for the opportunity to help define the Company’s future.”

Mr. Richard T. Schumacher, President and CEO of PBI, commented: “During 2012, we implemented an aggressive commercialization program for PCT that included, among other things, an increase in international sales and distribution coverage from three to over twenty countries. In addition, last month Cole Parmer, a Thermo Fisher Company, the world leader in serving science, announced they will distribute our PBI Shredder SG3 System.”

Mr. Schumacher continued: “We recently announced record PCT product sales and believe our new commercialization program was integral to this achievement.  Going forward, we need to ensure that we properly finance this initiative. This is currently our biggest concern; it is also one of Conrad’s best strengths.  He has proven over the past few years that he has the ability to raise significant funds for small, developing companies in a smart and timely way.  Soon I believe that all stakeholders in PBI will come to understand just how fortunate we are to have Conrad join us as our new CFO.”

Prior to GI and Advaxis, Mr. Mir worked for several investment banks including Sanford C. Bernstein, First Liberty Investment Group, and Nomura Securities International. He holds a BA/BS in Economics and English with special concentrations in Mathematics and Physics from New York University. He is a classically trained pianist and teacher, and a student of martial arts. He is married with two children, the alumni council chairman of Tau Kappa Epsilon fraternity – Tau Alpha chapter (NYU), and a member of NIRI.

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (“PBI”) (OTCQB: PBIO) is focused on the development, marketing, and sale of proprietary laboratory instrumentation and associated consumables based on Pressure Cycling Technology (“PCT”). PCT is a patented, enabling technology platform with multiple applications in the estimated $6 billion life sciences sample preparation market. PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels to control bio-molecular interactions. PBI currently focuses its efforts on the development and sale of PCT-enhanced sample preparation systems (instruments and consumables) for mass spectrometry, biomarker discovery, bio-therapeutics characterization, vaccine development, soil and plant biology, forensics, histology, and counter-bioterror applications.

Forward Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding the anticipated benefits from the appointment of Mr. Mir as CFO, and the likelihood that it will lead to successful capital raising efforts; the development and implementation of a sustainable fiscal road map that can increase shareholder value by supporting continued growth, particularly in the marketing and sales area; our belief that our 2012 commercialization plan was integral to the record sales in the third quarter; that stakeholders in PBI will understand how fortunate they are that Mr. Mir has joined PBI as CFO; and that PCT is a powerful, enabling, and game-changing technology platform. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: possible difficulties or delays in the implementation of the Company's strategies that may adversely affect the Company's continued commercialization of its PCT-based product line; changes in customer’s needs and technological innovations; the Company’s sales force may not be successful in selling the Company’s product lines because scientists may not perceive the advantages of these products over other sample preparation methods; and if actual operating costs are higher than anticipated, or revenues from product sales are less than anticipated, the Company may need additional capital sooner than anticipated. Further, given the uncertainty in the capital markets and the current status of the Company’s product development and commercialization activities, there can be no assurance that the Company will secure the additional capital necessary to fund its operations beyond December 2012 on acceptable terms, if at all. Additional risks and uncertainties that could cause actual results to differ materially from those indicated by these forward-looking statements are discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

PBI filed a registration statement (including a prospectus) with the SEC for an offering to which this communication may relate. Before you invest, you should read the prospectus in that registration statement for the offering and other documents PBI has filed with the SEC for more complete information about PBI and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, PBI can arrange to send you the prospectus, when available, upon request.